Exhibit 99

Dillard’s, Inc.

1600 Cantrell Road • P.O. Box 486 • Little Rock, Arkansas 72203-0486

Paul J. Schroeder, Jr.

Vice President, Secretary and General Counsel

Telephone (501) 376-5365

Telecopier (501) 376-5031

paul.schroeder@dillards.com

To:	Members of the Board of Directors, Officers and Other Affected Employees of Dillard’s, Inc.

From:	Paul J. Schroeder, Jr., Vice President-General Counsel

Date:	December 15, 2010

This notice is to inform you that Dillard’s, Inc. (the “Company”) is in the process of implementing a change in service providers for the Dillard’s, Inc. Investment & Employee Stock Ownership Plan (the “Plan”) from Merrill Lynch & Co., Inc. to Wells Fargo Institutional Retirement & Trust. In connection with this change in service providers, a “blackout period” will be imposed restricting all investments under the Plan including investment in Dillard’s, Inc. Class A common stock. The blackout period will begin as of the close of business on Tuesday, January 25, 2011 and will end no later than the week of Sunday, February 20, 2011. During the blackout period, Plan participants will be unable to direct or diversify investments in their individual account, obtain a loan, withdrawal, or other distribution from the Plan.

As a result of the blackout period, Section 306(a) of the Sarbanes-Oxley Act of 2002 and Regulation BTR under the Securities Exchange Act of 1934 generally prohibit any director or executive officer of the Company from, directly or indirectly, entering into any transaction with respect to the common stock of the Company. Specifically, during the blackout period, you are prohibited from purchasing, selling, exercising, or otherwise acquiring or transferring any Company common stock or derivative security, including the exercise of stock options or stock appreciation rights.

This trading restriction includes indirect trading where you have a pecuniary interest in the transaction. Accordingly, acquisitions and dispositions by family members, partnerships, corporations, or trusts where you have a pecuniary interest will be deemed a transaction by you.

There are limited exemptions to the restrictions of Section 306(a) and Regulation BTR for certain transactions in Company securities.  Notable exemptions include: bona fide gifts; sales of Company common stock that was not acquired in connection with your service or employment as a director or officer (which you must be able to prove); and transactions pursuant to a “10b5-1 plan” provided the 10b5-1 plan was not entered into or modified during the blackout period and you were unaware of the actual or approximate beginning or ending dates of the blackout period at the time of the transaction. Because these exemptions are narrow, proposed transactions should be discussed with Paul J. Schroeder, Jr., General Counsel for the Company before you or your family members take any action concerning Company equity securities.

Please note that the trading restrictions implemented because of the blackout period are in addition to other trading restrictions under Dillard’s, Inc.’s Blackout Policy and Procedure.

During the blackout period, you may obtain, without charge, information as to whether the blackout period has begun or ended by contacting:

Paul J. Schroeder, Jr., Vice President-General Counsel

Dillard’s, Inc.

1600 Cantrell Road

Little Rock, AR 72201

(501) 376-5365

paul.schroeder@dillards.com